Exhibit 1.01

The Boeing Company
Conflict Minerals Report
For The Year Ended December 31, 2020

I. Overview
The Boeing Company (herein referred to as “Boeing,” the “Company,” “we,” “us,” or “our”) submits this report pursuant to Rule 13p-1 (the “Rule”) promulgated under the Securities Exchange Act of 1934, as amended.
Boeing is one of the world’s largest aerospace firms. Our principal products include commercial jet aircraft, manned and unmanned military aircraft, rotorcraft and tilt-rotor aircraft, as well as missile and weapons systems, satellites and launch vehicles. We are organized based on the products and services we offer. We operate in four reportable segments:
• Commercial Airplanes;
• Defense, Space & Security;
• Global Services; and
• Boeing Capital.
Commercial Airplanes Segment
This segment develops, produces and markets commercial jet aircraft and provides fleet support services, principally to the commercial airline industry worldwide. We are a leading producer of commercial aircraft and offer a family of commercial jetliners designed to meet a broad spectrum of global passenger and cargo requirements of airlines. This family of commercial jet aircraft in production includes the 737 narrow-body model and the 747, 767, 777 and 787 wide-body models. Development continues on the 777X program and certain 737 MAX derivatives.
Defense, Space & Security Segment
This segment engages in the research, development, production and modification of manned and unmanned military aircraft and weapons systems for strike, surveillance and mobility, including fighter and trainer aircraft; vertical lift, including rotorcraft and tilt-rotor aircraft; and commercial derivative aircraft, including anti-submarine and tanker aircraft. In addition, this segment engages in the research, development, production and modification of the following products and related services: strategic defense and intelligence systems, including strategic missile and defense systems, command, control, communications, computers, intelligence, surveillance and reconnaissance (C4ISR), cyber and information solutions, and intelligence systems; satellite systems, including government and commercial satellites and space exploration.
This segment's primary products include the following fixed-wing military aircraft: F/A-18E/F Super Hornet, F-15 programs, P-8 programs, KC-46A Tanker, and T-7A Red Hawk. This segment produces rotorcraft and rotary-wing programs, such as CH-47 Chinook, AH-64 Apache, and V-22 Osprey. Unmanned vehicles include the MQ-25, QF-16, and Insitu’s Scan Eagle aircraft. In addition, this segment's products include space and missile systems including: government and commercial satellites, NASA’s Space Launch System (SLS), the International Space Station, Commercial Crew,

missile defense and weapons programs, and Joint Direct Attack Munition, as well as the United Launch Alliance joint venture.
Global Services Segment
This segment provides services to our commercial and defense customers worldwide. This segment sustains aerospace platforms and systems with a full spectrum of products and services, including supply chain and logistics management, engineering, maintenance and modifications, upgrades and conversions, spare parts, pilot and maintenance training systems and services, technical and maintenance documents, and data analytics and digital services.
Boeing Capital Segment
This segment seeks to ensure that Boeing customers have the financing they need to buy and take delivery of their Boeing product and manages overall financing exposure.
3TG in Our Products
Our products are highly complex, containing thousands of parts from thousands of direct and indirect suppliers throughout the world, typically multiple tiers exist between the tin, tantalum, tungsten and gold (3TG) mines and our direct suppliers. Therefore, we rely on our direct suppliers to work with their suppliers in order to provide us with accurate information about the origin of 3TG in the materials, components, parts and subassemblies (collectively, “Components”) we purchase. In addition, new supplier contracts and renewals of existing supplier contracts, require our suppliers to provide us with the 3TG information necessary to conduct our due diligence. During the term of contracts executed before we imposed this requirement in 2013, we encourage, but cannot compel suppliers to support our due diligence efforts with respect to 3TG content.

II. Reasonable Country of Origin Inquiry (“RCOI”)

Our RCOI included identification of relevant suppliers, survey of suppliers and assessment of data received from suppliers. We conducted an inquiry of our approximately 12,000 suppliers from 58 countries to determine the Country of Origin of the products provided to Boeing. Due to the complexity and size of the supply chain, we developed a risk-based approach that focused on a subset of our major direct suppliers that are manufacturers (the “Suppliers”). The Suppliers represented more than 93 percent of our purchase order payments related to Components that may contain 3TG content. We took measures to determine the Country of Origin in accordance with Step 2 of the Due Diligence Guidance for Responsible Supply Chains of Minerals From Conflict-Affected and High-Risk Areas of the Organisation for Economic Cooperation and Development (“OECD”) and its supplements on 3TG (“OECD Guidance”).

We asked all Suppliers of Components that we believe could contain 3TG to provide, information to us using the template developed by the Responsible Minerals Initiative (“RMI”), known as the Conflict Minerals Reporting Template (the “Template”). The Template was developed to facilitate disclosure and communication of information regarding smelters and refiners that provide 3TG to a manufacturer’s supply chain. It includes questions regarding a direct supplier’s conflict-free policy and its due diligence process, and requests information about its supply chain for 3TG, including the names and locations of smelters and refiners, as well as the country of origin of 3TG used by such smelters and refiners. We then submitted the responses into an electronic database to facilitate information analysis.

OECD Step 1. Establish Strong Company Management Systems
Conflict Minerals Policy
Boeing is committed to promoting economic development in Africa, including the Democratic Republic of the Congo and adjoining countries (the “Covered Countries”), through responsible commercial engagement. As part of this commitment, we have adopted a Conflict Minerals Policy related to our sourcing of 3TG. It can be found at http://www.boeingsuppliers.com/supplier_principles.html#/hash4. Boeing is committed to working with our global supply chain to promote adherence to the SEC’s conflict minerals rule. Our compliance program follows the framework established by the OECD.
Internal Team
Boeing’s internal team that performs due diligence and implements our conflict minerals compliance strategy related to 3TG is comprised of subject matter experts from enterprise functions including supply chain, engineering, finance, law, global engagement, as well as our Boeing International organization.
Control Systems
During the year covered by this report, we participated – together with other major manufacturers across multiple industries – in the following initiatives that are helping to support conflict-free supply chains: the OECD Multi-Stakeholder Group, RMI, the International Tin Association (formerly known as the International Tin Research Institute), Tin Supply Chain Initiative, the Public Private Alliance for Responsible Minerals Trade and the Aerospace Industries Association (“AIA”) Conflict Minerals Working Group. We also supported the Aerospace Industry Association letter (distributed by RMI) to smelters to support responsible mineral sourcing and build conflict-free smelter capacity.
Boeing maintains a records retention policy with respect to relevant documentation.
Supplier Engagement
Boeing maintains an electronic portal that provides detailed instructions to suppliers and resources related to conflict minerals, including the Template, our Conflict Minerals Policy, as well as FAQs from the AIA and the U.S. Securities and Exchange Commission. In addition, Boeing’s supply chain team, which includes representatives from a number of management functions within Boeing, meet with members of industry working groups including Aerospace Industry Association and RMI subgroups to discuss best due diligence practices among our suppliers.
Grievance Mechanism
Boeing has processes to receive and act on concerns – both written and oral – expressed by employees and others about possible improper or unethical business practices or violations of company policies (including our Code of Conduct, Code of Basic Working Conditions and Human Rights, and Conflict Minerals Policy), laws, or regulations. This process is available to our suppliers, and Boeing’s supplier contracts include terms directing suppliers and their employees to the process to raise concerns.
OECD Step 2.    Identify and Assess Risks in the Supply Chain
The vast majority of the suppliers that responded to our request provided data only with respect to that supplier’s overall 3TG sourcing, without specifying the origin of the 3TG used in the Components actually supplied to Boeing. Therefore, the RCOI did not provide us with sufficient information to determine the source of the 3TG in our products. Accordingly, we conducted further due diligence on the source and chain of custody of 3TG in our products.

III. Due Diligence Design and Performance
Design of Due Diligence
Pursuant to the Rule, we performed due diligence on the source and country of origin of 3TG in our products, including the Components we purchase. Our due diligence measures have been designed in accordance with the framework presented in OECD Guidance and its supplements.
Due Diligence Performed
We performed due diligence measures in accordance with the framework established by the OECD.
OECD Step 3. Design and Implement a Strategy to Respond to Identified Risks
•Senior management was briefed about our due diligence efforts, including through the Compliance Risk Management Board, chaired by the Company’s Vice President, Global Compliance, & Chief Compliance Officer.
•We have implemented a risk management plan that outlines the Company responses to identified risks.
•We regularly assessed identified risks, largely relying on suppliers’ data submissions to us, as well as, where appropriate, targeted follow-up activities. There was no instance where we determined that it was necessary to implement risk mitigation efforts, temporarily suspend trade or disengage with a supplier.
OECD Step 4. Carry Out Independent Third-Party Audit of Smelter/Refiner’s Due Diligence Practices
We supported all aspects of the 3TG smelters and refiners audit scope through our membership in the RMI (RMI Member Code: BOEI). In addition, we encouraged smelter or refiner participation in RMI. We participated in the RMI Due Diligence Practices Group, the Cobalt Working Group, Plenary Sessions, and the RMI Stakeholders Group. We are also members of the AIA Conflict Minerals Working Group.
OECD Step 5.    Report Annually on Supply Chain Due Diligence

This Conflict Minerals Report constitutes our annual report on our 3TG due diligence, is available on our website www.boeing.com and is filed with the U.S. Securities and Exchange Commission.
IV. Due Diligence Results
We reviewed all of the supplier responses, including those not provided on the Template, against criteria developed by our internal team to determine whether further due diligence engagement was necessary. Our criteria included reviewing incomplete responses as well as inconsistencies within the data reported by our suppliers, and we have worked directly with those suppliers in an effort to secure further responses.
The vast majority of the suppliers that responded to our request set forth data only with respect to that supplier’s overall 3TG sourcing, without specifying the origin of the 3TG used in Components supplied to Boeing. A minority of responses listed specific smelters or refiners (“SoRs”) in their supply chain, with such responses collectively identifying 429 unique facilities as identified by the Responsible Minerals Assurance Process (“RMAP”) (formerly Conflict-Free Smelter Program) of which 256 or 60% were included on the RMAP Conformant Smelters & Refiners List.

Of the suppliers that provided SoRs, 55 indicated that they may have sourced 3TG from the Democratic Republic of the Congo and its adjoining countries (the “Covered Countries”); however they were unable to verify that 3TG from those SoRs was used in Components supplied to Boeing, and therefore the SoRs they reported are excluded from this report.
For the reasons set forth above, our supply chain was unable to identify the country of origin of 3TG contained in the Components supplied to us or the facilities used to process such 3TG.
V. Expected Future Actions
We intend to continue the following actions to improve the due diligence we conduct to further mitigate the risk that the 3TG in our products benefit armed groups in the Covered Countries:
•Include a conflict minerals provision in new or renewed contracts requiring that suppliers provide us with the necessary 3TG information.
•Direct our suppliers to information and training resources in an effort to increase the response rate and improve the content of the supplier survey responses.
•Participate in the RMI in order to increase the number of smelters and refiners participating in the RMAP.
•Work with the OECD and relevant trade associations to define and improve best practices and encourage responsible sourcing of 3TG.
•Investigate making additional investments in conflict minerals due diligence toolsets.
•In the event that any of our suppliers are found to be providing us with Components containing 3TG from sources that support conflict in the Covered Countries, work with them to establish alternative sources of 3TG.

Caution Concerning Forward-Looking Statements
Certain statements in this report may be “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “intends,” “expects,” “plans,” “believes,” “estimates,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future plans, and any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from these forward-looking statements. As a result, these statements speak only as of the date they are made and we undertake no obligation to update or revise any forward-looking statement, except as required by federal securities laws.